Exhibit 10.1

REAL ESTATE PURCHASE AND SALE CONTRACT

THIS REAL ESTATE PURCHASE AND SALE CONTRACT (this “Agreement”) made and entered into as of the Effective Date set forth herein, by and between DELTA APPAREL, INC., a Georgia corporation, having a mailing address at 201 West McBee Avenue, Suite 320, Greenville, South Carolina 29601 (“Seller”), and RH DUNN LLC, a Delaware limited liability company, having a mailing address at 553 Willow Avenue, Suite 201, Cedarhurst, New York 11516 (“Buyer”);

W I T N E S S E T H:

WHEREAS, Seller is the fee simple owner of and is willing to sell those certain three (3) parcels of real property, having a street address at 1 Soffe Drive, Fayetteville, totaling approximately 35.41 acres, located in Cumberland County, North Carolina, PIN 0447-66-7313, 0447-55-7744, and 0447-76-3789, and Buyer is willing to purchase such real property from Seller, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

(a)    “Closing” shall mean the consummation of the purchase and sale of the Premises in accordance with the terms of this Agreement.

(b)    “Earnest Money Deposit” shall mean the (i) initial earnest money deposit, in the amount of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00), and (ii) any additional earnest money deposit, in the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00), to be given by Buyer to Escrow Agent pursuant to Section 3.(a) of this Agreement, which Escrow Agent is required to place in the same non-interest bearing escrow account.

(c)    “Effective Date” of this Agreement shall mean that date upon which the last of the Buyer, Seller and Escrow Agent has executed this Agreement and delivered same to all parties.

(d)    “Escrow Agent” shall mean Landmark Abstract Agency LLC, whose address is set forth in Section 15 below.

(e)    “Hazardous Materials” shall mean all toxic or hazardous materials, chemicals, wastes, pollutants or similar substances, including, without limitation, Petroleum (as hereinafter defined), asbestos insulation and/or urea formaldehyde insulation, which are regulated, governed, restricted or prohibited by any federal, state or local law, decision, statute, rule, regulation or ordinance currently in existence or hereafter enacted or rendered (hereinafter collectively referred to as the “Hazardous Materials Laws”) including, but not limited to, those materials or substances defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “pollutants” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., and any applicable statutes, ordinances or regulations under the laws of the State in which the Premises are located, and any rules and regulations promulgated thereunder, all as presently or hereafter amended. “Petroleum” for purposes of this Agreement shall include, without limitation, oil or petroleum of any kind and in any form including but not limited to oil, petroleum, fuel oil, oil sludge, oil refuse, oil mixed with other waste, crude oil, gasoline, diesel fuel and kerosene.

(f)    “Improvements” shall mean the three (3) buildings consisting of approximately 563,051 total square feet of office / industrial facility and other related improvements to be conveyed by Seller to Buyer and leased by Tenant pursuant to the terms of this Agreement, and all appurtenances thereto, including but not limited to all pavement, accessways, curb cuts, parking, drainage systems and facilities, landscaping, and utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone and natural gas, if applicable or required by the Lease, to the extent the same form a part of the Premises.

(g)     “Inspection Period” shall mean that period of time starting on the Effective Date and terminating forty five (45) days following the Effective Date in accordance with the terms of Section 5 of this Agreement.

(h)    “Lease” shall mean that certain Lease Agreement to be entered into at Closing between Buyer, as lessor, and Seller, as lessee, pursuant to which Seller shall lease back the Premises and Improvements from Buyer. Prior to the expiration of the Inspection Period, Buyer and Seller shall cooperate in good-faith to finalize any negotiations of this Lease, which Buyer agrees to provide to Seller commencing on the Closing Date for a period ten (10) years. Seller shall provide a form proposed Lease on or before five days from the Effective Date of this Agreement and the parties shall use good faith efforts to finalize the form Lease fifteen days from the Effective Date. Upon finalizing the negotiations of the draft form Lease, the parties will sign an amendment to this Agreement, incorporating the form Lease as Exhibit B to this Agreement, which shall take effect at Closing. The Lease shall (i) be a so-called absolute triple net lease, (ii) provide for a rental rate equal to FOUR AND 50/100 DOLLARS ($4.50) per square foot with three percent (3.0%) annual increases and two (2) five (5) years renewal options at the greater of (a) ninety five percent (95.0%) of the then fair market value, or (b) the last effective base rent in the last year of the expiring term of the Lease, and (iii) be secured by Seller at Closing with a letter of credit drawn on Wells Fargo Bank or any other financial institution reasonably acceptable to Seller in the amount of ONE MILLION EIGHT HUNDRED SEVENTY TWO THOUSAND EIGHT HUNDRED EIGHTY EIGHT AND 75/100 DOLLARS ($1,872,888.75). Seller and Buyer agree, at any time during the term of the Lease, that Seller may, at Seller’s sole election, upon delivering written evidence to Buyer of a TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00) or more trailing EBITDA (earnings before interest, taxes, depreciation, and amortization) for any twelve (12) month period, together with reasonable supporting documentation, decrease said letter of credit to (or substitute said letter of credit with a cash deposit in) an amount equal to FOUR HUNDRED TEN THOUSAND AND NO/100 DOLLARS ($410,000.00) to then be held as security for the remainder of the term of the Lease.

(i)    “Permits” shall mean all of the governmental permits, including licenses and authorizations, required for the construction, ownership and operation of the Improvements, including without limitation certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits and any and all necessary approvals from state or local authorities.

(j)    “Permitted Exceptions” shall mean those items described in Section 6.

(k)    “Premises” shall mean that certain parcel(s) of real property containing an area of approximately 35.41 acres and being more particularly described on Exhibit A attached hereto, together with all of the Improvements, tenements, hereditaments and appurtenances belonging or in any way appertaining to such real property, and all of Seller’s rights, title and interest in and to (i) any and all property lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such real property to the center line thereof, (ii) any strips and gores of land adjacent to, abutting or used in connection with such real property, and (iii) any easements and rights, if any, inuring to the benefit of such real property or to Seller in connection therewith.

(l)    “Purchase Price” shall mean TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00).

(m)    “Tenant” shall mean Seller, in its capacity as lessee under the Lease, or Salt Life, LLC, a Georgia limited liability company, which Seller may cause to enter into the Lease, as assignee or designee of Seller for such purpose, at Seller’s option.

(n)    “Title Company” shall mean First American Title Insurance Company, by and through its National Division, which shall issue the owner’s policy of title insurance required hereunder by and through such agent as it shall select.

2.    Purchase and Sale of Premises. Subject to the terms, provisions and conditions set forth herein, Seller hereby agrees to sell the Premises to Buyer, and Buyer hereby agrees to purchase the Premises from Seller.

3.    Purchase Price for Premises. The Purchase Price for the Premises shall be payable in the following manner:

(a)    Initial Payment of Earnest Money Deposit. Not later than two (2) business days following the date on which Buyer shall receive a counterpart of this Agreement fully executed by Buyer, Seller and Escrow Agent, Buyer shall deposit with Escrow Agent the initial payment of the Earnest Money Deposit hereunder in the amount of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00), to be held and disbursed in accordance with the terms of this Agreement. After clearance of funds, Escrow Agent shall hold the Earnest Money Deposit in a non-interest bearing escrow account at a federally insured financial institution reasonably acceptable to Seller and Escrow Agent. Upon the Closing, such initial payment of the Earnest Money Deposit shall be credited to the cash due from Buyer at Closing. Except as otherwise provided for in this Agreement, the Earnest Money Deposit shall be non-refundable to the Buyer upon the expiration of the Inspection Period.

(b)    Additional Payment of Earnest Money Deposit. Not later than two (2) business days following the expiration of the Inspection Period, in the event Buyer has not timely delivered a written termination notice as provided herein, Buyer shall deposit with Escrow Agent the additional payment of Earnest Money Deposit, in the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00), to be held and disbursed in accordance with the terms of this Agreement. Upon the Closing, any such additional portion of the Earnest Money Deposit shall be credited to the cash due from Buyer at Closing. Except as otherwise provided for in this Agreement, the additional payment of Earnest Money Deposit shall be non-refundable to the Buyer upon its delivery by Buyer to Escrow Agent.

(c)    Balance of Purchase Price. The balance of the Purchase Price, less any apportionments set forth in Section 7 hereof, shall be paid in full by Buyer at the Closing by wire transfer of immediately available federal funds, as Seller shall direct.

4.    Closing Date. The Closing shall take place on a date (the “Closing Date”) mutually acceptable to Buyer and Seller, on or about January 15, 2024 (the “Initial Closing Date”), provided, however, that Buyer shall be entitled to one (1) adjournment of the Closing Date, which adjournment shall be made upon not less than two (2) business days prior notice to Seller or its counsel by electronic mail; provided, further, that Buyer shall be obligated to close title to the Premises, in accordance with the terms and conditions of this Agreement, on or before 5:00 P.M. EST on February 9, 2024, if such date should be a business day, or, if not, on the next business day thereafter (the "Outside Closing Date"), the failure for which shall constitute an event of default by Buyer hereunder.

5.    Inspections.

(a)    Inspection Period. During the Inspection Period, Buyer may examine the Premises and determine, in Buyer’s sole and absolute discretion, if the Premises is suitable for Buyer’s intended use as an office / industrial facility with other related improvements. Buyer shall have the unilateral right, in Buyer’s sole and absolute discretion, to terminate this Agreement at any time on or before the expiration of the Inspection Period, by delivering written notice thereof to Seller by electronic mail to Seller’s counsel. Upon the timely delivery of Buyer’s written termination notice, the Earnest Money Deposit shall be returned to Buyer and neither party shall have any further obligation or liability hereunder, except for those expressly provided herein to survive termination of this Agreement.

(b)    Seller’s Materials. Seller shall deliver to Buyer, at Seller’s expense, copies of all information (whether in draft or final form and, in any event, in an “AS-IS, WHERE-IS” condition existing as of the date of such delivery, without any representation or warranty of any kind, express or implied, except that Seller confirms it is providing complete copies of the documents in its possession without deletion or alteration by Seller) concerning the Premises (together, the “Seller’s Materials”) within five (5) days after the Effective Date, as to Seller’s Materials then in Seller’s possession and/or control. Seller’s Materials shall include, without limitation, the most recently filed public financial statements of Seller, leases, surveys and any site maps, building approvals / permits, certificates for occupancy, zoning compliance letters, building plans, if any, leases, contracts, engineering reports, environmental reports, title policies, title reports, tax bills, and any notices with respect to changes in assessed value and impending increases, or other notices from governmental agencies pertaining to the Premises.

(c)    Buyer’s Inspection of the Premises. During the Inspection Period, Buyer, and Buyer’s agents, employees, designees, contractors, surveyors, engineers, architects, attorneys and other consultants, shall have the right, at Buyer’s expense, to make inquiries of, and meet with members of, governmental authorities regarding the Premises and to enter upon the Premises, at any time and from time to time, to perform any and all physical tests, inspections and investigations of the Premises which Buyer may deem reasonably necessary, including, but not limited to, marketing, suitability and feasibility studies; transportation and roadway analysis; impact and concurrency analysis; soil investigations, borings and percolation tests; engineering, utilities and site planning studies; surveys (boundary and topographical); environmental studies and assessments; endangered species assessments; review of jurisdictional wetland lines, conditions and requirements; and review of zoning regulations and conditions. If Buyer elects to terminate this Agreement in accordance with this Section, Buyer shall leave the Premises in substantially the condition existing on the Effective Date, subject to such disturbance as was reasonably necessary or convenient in the testing and investigation of the Premises and shall repair and restore any damage caused to the Premises by Buyer’s testing and investigation. Buyer hereby agrees to indemnify and hold Seller harmless from and against all claims, losses, expenses, demands and liabilities, including, but not limited to, attorneys’ fees, for nonpayment for services rendered to Buyer (including, without limitation, any construction liens resulting therefrom) or for damage to persons or property arising out of Buyer’s investigation of the Premises. Buyer shall not allow or permit any liens to be filed or attached against the Premises resulting from Buyer’s inspections or any other activities on the Premises. Buyer’s obligations under this Section shall survive the termination, expiration or Closing of this Agreement. Any entry on or to the Premises by Buyer or its employees, agents, consultants and/or representatives shall be at the sole risk of Buyer. Prior to any entry upon the Premises to conduct any physical tests, inspections and investigations of the Premises, Buyer shall deliver to Seller a written certificate as evidence of comprehensive general liability (occurrence) insurance with commercially reasonable limits (with coverage of no less than ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) per occurrence), and with Seller named as an additional insured, covering claims, damages and losses arising directly from the entry onto the Premises as provided in this Section. Buyer shall thereafter maintain such insurance coverages during the entire term of this Agreement.

(d)    Seller shall have a onetime right, in Seller's sole discretion, to terminate this Agreement if the proposed draft Lease has not been agreed to by the parties within fifteen (15) days from the Effective Date by giving written notice to Buyer on the fifteenth (15th) day after the Effective Date of this Agreement to Buyer whereupon Escrow Agent shall immediately refund the Initial Earnest Money Deposit to Buyer and thereafter the rights and obligations set forth in this Agreement shall terminate, except those that specifically survive this Agreement.

6.    Permitted Exceptions.

(a)    Title to be Conveyed. At Closing, Seller shall convey to Buyer, by special warranty deed complying with the requirements of the State of North Carolina and the Title Company, valid, good, marketable and insurable title in fee simple to the Premises, free and clear of any and all liens, encumbrances, conditions, easements, assessments, restrictions and other conditions except only the following (collectively, the “Permitted Exceptions”): (i) general real estate taxes and special assessments for the year of Closing subject to apportionment and subsequent years not yet due and payable (with any re-assessment to be addressed in the Lease solely in the event general real estate taxes have accrued during Seller’s ownership of the Premises, as indicated in the Title Commitment); and (ii) covenants, conditions, easements, dedications, rights-of-way and matters of record included on the Title Commitment or shown on the Survey (defined in Section 6(c)) to which Buyer fails to object, or which Buyer agrees to accept, pursuant to this Section.

(b)    Title Review.

(i) Title Commitment. Within fifteen (15) days after the Effective Date, Buyer, at Buyer’s expense, shall obtain an ALTA Owner’s Title Insurance Commitment (the “Title Commitment”) issued by the Title Company, which shall cover the Premises and propose to insure Buyer in the amount of the Purchase Price, together with complete and legible copies of all instruments identified as conditions or exceptions in Schedule B of the Title Commitment. Title Company shall also be the “Closing Agent” under this Contract.

(ii) Title Review Period. Buyer shall, no later than fifteen (15) days prior to expiration of the Inspection Period (the “Title Review Period”) or ten (10) days from the receipt of any amendment, update and/or continuation of the Title Commitment introducing previously undisclosed, new or updated and/or amended exceptions to title (each a “Title Commitment Update”), to notify Seller of any objections Buyer has to the condition of title, which objections may include, without limitation, any condition that, as determined in Buyer’s sole and absolute discretion, adversely affects the insurability of title to the Premises (the “Title Objection Notice”). If Buyer fails to deliver the Title Objection Notice to Seller within the Title Review Period, title shall be deemed accepted subject to the conditions set forth in the Title Commitment. Notwithstanding anything in this Agreement to the contrary, Buyer shall have no obligation to include in any Title Objection Notice, and Seller in all events shall be obligated to cure and remove at or before the Closing, (i) any lien or other encumbrance on title granted or permitted by Seller from and after the Effective Date, and (ii) any mortgage, deed of trust, U.C.C. filing, judgment, tax, mechanic’s or other lien against Seller as set forth in the Title Commitment (or any update thereto) and that may be satisfied by the payment of a liquidated sum at Closing (all of the items described in clause (i) and/or clause (ii) above, the “Mandatory Cure Items”). Notwithstanding the foregoing, if a Title Commitment Update is received by Buyer containing previously undisclosed, new or updated and/or amended exceptions to title between the Initial Closing Date and Outside Closing Date (the “Extension Period”), then Buyer shall cause same to be promptly provided to Seller, no more than two business days from receipt of same, with a revised Title Objection Notice.

(iii) Title Response Period. Within five (5) days after receipt of the Title Objection Notice, or within one day from receipt of a Title Objection Notice received by Seller during the Extension Period, Seller shall notify Buyer if Seller agrees to attempt to cure such objections to Buyer’s satisfaction (“Seller’s Title Response”); provided, however, that, prior to Closing, Seller shall discharge and release the Premises from any mortgages, security interests and other monetary liens and Mandatory Cure Items encumbering the Premises as provided in the Title Commitment. With respect to all other objections to title (other than those described in the preceding sentence and those resulting from a violation of Seller’s obligations under this Agreement), the decision to cure the same shall be at the sole discretion of Seller. If Seller agrees to attempt to cure such objections, Seller shall have until ten (10) days after Seller’s receipt of Buyer’s Title Objection Notice (the “Title Cure Period”) to cure or terminate any such defects or objections. If Seller: (1) fails to timely deliver to Buyer Seller’s Title Response; (2) declines to attempt to cure any title objections; or (3) agrees to attempt to cure such title objections but fails to do so within Title Cure Period, Buyer shall have the option, in Buyer’s sole discretion, to: (x) waive Buyer’s objections to title, and continue to proceed to any Closing in accordance with this Agreement; (y) terminate this Agreement, in which case the Earnest Money Deposit shall be returned to Buyer and neither party shall have any further obligation or liability hereunder, except for those expressly provided herein to survive the termination of this Agreement.

(c)    Survey Review. Seller shall deliver to Buyer as part of Seller’s Materials any existing boundary survey of the Premises. Buyer may obtain, at Buyer’s sole election and expense, a current boundary survey (the “Survey”) of the Premises. Prior to the expiration of the Inspection Period, Buyer shall have the right to object to any items indicated on the Survey and/or any items which, in Buyer’s sole and absolute discretion, adversely affect the insurability of title to the Premises. Any such objections shall be governed by the provisions of Section 5(b) concerning title objections. If Buyer updates the Survey, the Survey shall be certified to Buyer, and the Title Company.

(d)    If the Premises or any portion thereof is subject to any reciprocal easements agreements, a declaration of covenants, conditions and/or restrictions, or any other similar agreement as set forth in the Title Commitment (each an “REA”), Seller, at Buyer’s request in connection with any Title Objection Notice during the Title Review Period, agrees to request from such association, committee or other party or body with the power to issue assessments or impose other charges with respect to the Premises or any portion thereof, to approve plans and specifications for the improvements or to grant or withhold any other approval and/or to issue violations or impose any other penalty, charge or restriction in connection with a breach or default of the REA by Seller and/or the Premises, to execute and deliver an estoppel certificate in the form provided for under the REA or in such other form as Seller and Buyer shall reasonably require during the Inspection Period (each an “REA Estoppel Certificate”).

7.    Deliveries at Closing. At Closing the parties shall deliver to each other the documents and items indicated below:

(a)    Seller shall deliver to Buyer:

(i)    An appropriate “Seller’s Affidavit” or other acceptable evidence attesting to the absence of liens, lien rights, rights of parties in possession (other than Tenant) and other encumbrances arising under Seller (other than the Permitted Exceptions) naming both Buyer and Title Company as benefited parties, so as to enable Title Company to delete the “standard” exceptions for such matters from Buyer’s owner’s policy of title insurance and otherwise insure any “gap” period occurring between the Closing and the recordation of the closing documents.

(ii)    A duly executed special warranty deed with respect to the Premises, subject to no exceptions other than the Permitted Exceptions, in the form reasonably approved by Seller, Buyer, and Title Company during the Inspection Period, revised as needed to conform to the requirements of state law for the state in which the Premises are located.

(iii)    A duly executed Assignment of Licenses, Permits, Contracts and Warranties with respect to the Premises in the form approved by Seller, together with all of the documents assigned thereby in Seller’s possession or control.

(iv)    Duly executed counterparts of the closing statement.

(v)    An appropriate FIRPTA Affidavit or Certificate by Seller, evidencing that Seller is not a foreign person or entity under Section 1445(f)(3) of the Internal Revenue Code, as amended.

(vi)    A Seller’s Representation Update Certificate, in the form reasonably approved by Seller and Buyer during the Inspection Period, stating that all of Seller’s representations and warranties set forth in this Agreement remain true and correct in all respects at and as of Closing.

(vii)    If applicable, any REA Estoppel Certificate(s) received by Seller as provided in Section 6(d).

(viii)    A copy of the Seller Authority affidavit(s), resolution(s) or consent(s) of Seller authorizing the transaction contemplated by this Agreement or other evidence of authorization reasonably acceptable to Seller and the Title Company to issue the owner’s policy of title insurance.

(ix)    An executed counterpart of the Lease.

(x)    A tenant estoppel certificate and subordination and non-disturbance agreement, if requested by any lender of Buyer, in the form commercially reasonably approved by any lender of Buyer.

(xi)    Such other closing documents as are reasonably necessary from the Title Company in order to consummate the transaction contemplated by this Agreement.

(b)    Buyer shall deliver to Seller:

(i)    The Purchase Price, less all the deductions, prorations, and credits provided for herein.

(ii)    Duly executed counterparts of the closing statement.

(iii)    An executed counterpart of the Assignment of Licenses, Permits, Contracts and Warranties with respect to the Premises.

(iv)    An executed counterpart of the Lease.

(v)    Such other closing documents as are reasonably necessary from the Title Company in order to consummate the transaction contemplated by this Agreement.

8.    Closing and Other Costs, Adjustments and Prorations. The Closing costs shall be allocated and other closing adjustments and prorations made between Seller and Buyer as follows:

(a)    The Seller shall be charged with the following items, all of which shall be credited against, and shall reduce dollar‑for‑dollar, the Purchase Price payable to Seller at the Closing: the usual and customary costs and expenses set forth in a settlement statement with respect to the conveyance of a commercial property (excluding only those expenses specifically described below as the responsibility of Buyer) and including without limitation (i) all real estate conveyance taxes and other transfer taxes, if any, imposed by state or local authorities (excluding those transfer taxes customarily paid by a grantee) and all recording charges; (ii) costs of removing any lien, assessment or encumbrance required to be discharged hereunder in order to convey title to the Premises as herein provided; (iii) intentionally deleted; and (iv) all costs and fees charged by the Escrow Agent or the Title Company.

(b)    The Buyer shall be charged with the following items in addition to the Purchase Price payable to Seller at Closing: (i) fees and expenses of Buyer’s counsel; (ii) recording costs for the deed; (iii) the cost of the owner’s policy of title insurance and any additional premiums to issue such Endorsements as Buyer may request provided the same are permitted by law and are customary in similar commercial transactions; and (iv) the cost of the Survey.

(c)    As the Lease is to be entered into between Buyer and Tenant effective as of the Closing Date, it shall not be necessary for rent or any other charges payable under the Lease to be prorated at Closing, and all rent and other charges payable under the Lease shall be the property of Buyer, provided, however, that Seller as Tenant shall be required to pay the first month’s rent, deliver the letter of credit security deposit and, in addition, if Closing shall occur on any day other than the first of the month such partial month’s rent as of Closing in accordance with the approved Lease.

(d)    Taxes, assessments and other charges shall be not prorated as of Closing, as Seller shall be responsible for such matters relating to the period prior to Closing, and Tenant shall be responsible for such matters from and after Closing.

9.    Escrow Agent. By its execution hereof, Escrow Agent shall accept the escrow contemplated herein. The Earnest Money Deposit shall be held by the Escrow Agent, in trust, on the terms hereinafter set forth.

(a)    After clearance of funds, the Earnest Money Deposit shall be held by Escrow Agent in an account meeting the requirements of Section 3 above, and shall not be commingled with any funds of the Escrow Agent or others. Escrow Agent shall promptly advise Seller and Buyer that the Earnest Money Deposit is made and the account number under which it has been deposited following clearance of funds.

(b)    The Escrow Agent shall deliver the Earnest Money Deposit to Seller or to Buyer, as the case may be, under the following conditions:

(i)    To Buyer upon receipt of notice of termination of this Agreement by Buyer at any time prior to the expiration of the Inspection Period.

(ii)    To Seller on the Closing Date, provided Closing shall occur pursuant to the Agreement.

(iii)    To Seller upon receipt of written demand therefor (“Seller’s Demand for Deposit”) stating that Buyer has defaulted in the performance of Buyer’s obligation to close under this Agreement and the facts and circumstances underlying such default, provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have sent a copy of such demand to Buyer in accordance with the provisions of this Section 9 of this Agreement nor thereafter, if the Escrow Agent shall have received a “Notice of Objection” (as hereinafter defined) from Buyer within such ten (10) day period.

(iv)    To Buyer upon receipt of written demand therefor (“Buyer’s Demand for Deposit”) stating that this Agreement has been terminated in accordance with the provisions hereof for any reason other than as provided in Section 9 above, or that Seller has defaulted in the performance of any of Seller’s obligations under this Agreement and the facts and circumstances underlying the same; provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have sent a copy of such demand to Seller in accordance with the provisions of this Section 9 of this Agreement nor thereafter, if the Escrow Agent shall have received a Notice of Objection from Seller within such ten (10) day period.

(c)    Within two (2) business days of the receipt by the Escrow Agent of a Seller’s Demand for Deposit or a Buyer’s Demand for Deposit the Escrow Agent shall send a copy thereof to the other party in the manner provided in Section 15 of this Agreement. The other party shall have the right to object to the delivery of the Deposit by sending written notice (the “Notice of Objection”) of such objection to the Escrow Agent in the manner provided in Section 15 of this Agreement, which Notice of Objection shall be deemed null and void and ineffective if such Notice of Objection is not received by the Escrow Agent within the time periods prescribed in this Section of this Agreement. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of a Notice of Objection, the Escrow Agent shall promptly send a copy thereof to the party who sent the written demand.

(d)    In the event the Escrow Agent shall have received the Notice of Objection within the time periods prescribed in this Section of this Agreement, the Escrow Agent shall continue to hold the Earnest Money Deposit until (i) the Escrow Agent receives written notice from Seller and Buyer directing the disbursement of the Earnest Money Deposit, in which case the Escrow Agent shall then disburse the Earnest Money Deposit in accordance with such joint direction, or (ii) litigation shall occur between Seller and Buyer, in which event the Escrow Agent shall deliver the Earnest Money Deposit to the clerk of the court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent’s option, elect in order to terminate the Escrow Agent’s duties including, but not limited to, depositing the Earnest Money Deposit in the appropriate court for the County in which the Premises is located, and bringing an action for interpleader, the costs thereof to be deducted from the amount so deposited into the registry of the court; provided, however, that upon disbursement of the deposited amount pursuant to court order or otherwise, the prevailing party shall be entitled to collect from the losing party the amount of such costs and expenses so deducted by the Escrow Agent.

(e)    The duties of the Escrow Agent are only as herein specifically provided, and Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence as long as the Escrow Agent has acted in good faith. The Seller and Buyer each release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

(f)    Upon making delivery of the Earnest Money Deposit in the manner herein provided, the Escrow Agent shall have no further liability hereunder.

(g)    The Escrow Agent shall either execute this Agreement or indicate in writing that it has accepted the role of Escrow Agent pursuant to this Agreement which in either case will confirm that the Escrow Agent is holding and will hold the Earnest Money Deposit in escrow, pursuant to the provisions of this Agreement.

10.    Seller’s Covenants, Representations and Warranties. In order to induce Buyer to enter into this Agreement and purchase the Premises, Seller makes the following covenants, agreements, representations and warranties, all of which are true and correct as to the matters set forth therein as of the date hereof and shall be true and correct on the Closing Date, and all of which, unless otherwise specified, shall survive the Closing for a period of one (1) year:

(a)    Seller has obtained all necessary authorizations and consents to enable it to execute and deliver this Agreement and to consummate the transaction contemplated hereby, including without limitation all authorizations and consents required to be obtained from governmental authorities during the course of, and upon completion of, construction of the Improvements.

(b)    To the Actual Knowledge (defined below) of Seller, the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not, with or without the giving of notice or passage of time or both: (i) violate, conflict with or result in the breach of any terms or provisions of or require any further consent, approval or authorization under: (w) the Operative Documents (defined below) by which Seller is governed; or (x) any statutes, laws, rules or regulations of any governmental body applicable to Seller, or its properties or assets, except those applying to any filing or other requirements of the U.S. Securities and Exchange Commission (SEC) in connection with this Agreement or the Closing; or (y) any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority binding upon Seller or any of its respective properties or assets; or (z) any instrument or agreement to which Seller or its properties may be bound or relating to or affecting all or any portion of the Premises; or (ii) result in any lien, claim, encumbrance or restriction on the proceeds of the sale of all or any portion of the Premises or on any of the respective properties or assets of Seller. Seller and Buyer agree this Section 10(b) shall not survive the Closing.

(c)    Except for the encumbrances to be paid and satisfied at Closing and as may otherwise be provided in the Title Commitment, Seller has not made any other consensual assignment, pledge or mortgage of, or granted any security interest in, any portion of the Premises to be transferred, conveyed or assigned to Buyer on the Closing Date.

(d)    Except for the Lease and the Permitted Exceptions, if applicable, no person, firm or entity has any rights to acquire or to lease all or any portion of the Premises or otherwise to obtain any interest therein and there are no outstanding options, rights of first refusal or negotiation, rights of reverter or rights of first offer relating to all or any portion of the Premises or any interest therein.

(e)    Seller holds, or prior to the Closing Date shall hold, fee simple title to the Premises, free of all liens, assessments and encumbrances except for the Permitted Exceptions, and liens and encumbrances which will be paid and discharged at or prior to the Closing.

(f)    To the Actual Knowledge of Seller, the Premises do not violate any applicable zoning regulations or building code applicable to the Premises.

(g)    To the Actual Knowledge of Seller, there is no pending or threatened litigation, annexation, condemnation, zoning, or other proceeding affecting the title to or the use or operation of the Premises, and Seller has received no notice of any actions, suits, proceedings, claims, orders, decrees or judgments affecting the Premises, or any portion thereof, or relating to or arising out of the ownership of the Premises or any portion thereof which are pending in any court or by or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(h)    Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and Seller shall certify its taxpayer identification number at Closing.

(i)    Except as may be provided in any environmental report(s) to be delivered to Buyer by Seller pursuant to Section 5(b), to Seller’s Actual Knowledge, Seller has not generated, used (with the exception of the use by Seller of cleaning or other, similar products in connection with the Premises), transported, treated, stored, released or disposed of any Hazardous Substance (defined below) in violation of any Legal Requirements (defined below) in connection with the Premises nor has there been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance, in connection with the ownership, operation, maintenance or occupancy of the Premises, which has created or might reasonably be expected to create any liability under any Legal Requirements or which would require any reporting to or notification to any federal, state or local governmental entity. Except as may be provided in any environmental report(s) to be delivered to Buyer by Seller pursuant to Section 5(b) or as may be shown in any environmental report(s) to be commissioned by Buyer hereunder, to Seller’s Actual Knowledge, no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located on the Premises, and any Hazardous Substance handled or dealt with in any way in connection with the ownership, operation, maintenance or occupancy of the Premises during Seller's ownership thereof has been and is being handled or dealt with in all respects in compliance with applicable Legal Requirements. For purposes of this Agreement the term "Hazardous Substance" shall mean any and all hazardous substances or hazardous materials that are defined or listed in, or otherwise classified pursuant to, any applicable laws as "hazardous substances", "hazardous materials", "hazardous wastes" or "toxic substances", or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicy, or reproductive toxicity, and specifically includes, without limitation, asbestos and asbestos-containing materials.

(j)    To Seller’s Actual Knowledge, the Premises does not violate any applicable zoning regulations or building code applicable to the Premises, except as may otherwise be provided in the Title Commitment.

(k)    Seller has received no notice of, nor does Seller have any Actual Knowledge of, any violations (collectively, "Violations", and individually, a "Violation") of any applicable local, state or federal law, municipal ordinances or regulations, orders, rules or requirements of any federal, state or municipal department or agency having jurisdiction over or affecting the Premises or the construction, management, ownership, maintenance, operation, use, improvement, acquisition or sale thereof, including, without limitation, building, health and environmental laws, regulations and ordinances, and equal access opportunity laws, regulations and ordinances (collectively, "Legal Requirements") whether or not officially noted or issued. Seller shall provide Buyer with notice of any Violations of which Seller obtains notice or Actual Knowledge between the Effective Date and the Closing Date.

(l)    Except as shown in the tax bill provided in the Title Commitment, Seller has not received any notice of any pending general or special assessments against the Premises.

(m)    Except as shown in the Title Commitment, Seller has not transferred, sold, pledged or mortgaged any development rights appurtenant to the Premises, nor has Seller entered into any contract or agreement in connection therewith.

(n)    Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or received notice of or otherwise suffered the filing of an involuntary petition by Seller’s creditors, received notice of other otherwise suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, or received notice of otherwise suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets.

All of the representations, warranties and agreements of Seller set forth herein and elsewhere in this Agreement shall be true upon the execution of this Agreement and shall be reaffirmed and repeated in writing at and as of the Closing Date, but not subsequent to the Closing Date. As used in this Section 10: (i) the term "Actual Knowledge" shall mean the current actual knowledge, without independent investigation, of: (1) with respect to Seller, the below signatory for Seller; (2) with respect to Buyer, the managing member of Buyer, and (ii) the term "Operative Documents" shall mean such documents as have created, and are used in the governance of, the party to whom the term refers, and such documents shall include, as applicable, articles or certificate of incorporation, bylaws, resolutions, certificates of partnership, partnership agreements, certificates of authorization, operating agreements, declarations of trust and such other documents as may have been utilized to form or govern such party.

11.    Covenants of Seller Pending Closing. Between the date hereof and the Closing Date:

(a)    Seller shall not enter into any contracts for services or otherwise that may be binding upon the Premises or upon the Buyer subsequent to Closing, nor grant any easements or licenses affecting the Premises, nor take any legal action in connection with the Premises which will affect Buyer’s title to the Premises, nor enter into any leases of space in the Premises, nor enter into any easements, covenants, conditions, or restrictions binding upon the Premises or any portion thereof (except as the Title Commitment evidences), sell or otherwise transfer any development rights appurtenant to the Premises or otherwise take any action, or fail to take any reasonable action, resulting in the further encumbering of the Premises, and shall not engage in any activity or effect any transaction with respect to the Premises, which is outside of the normal course of business of Seller, nor demolish the Premises or any portion thereof, make any other material alterations or improvements to the Premises, including, without limitation, any change of grade of the Premises, nor seek or permit any change in the entitlements benefitting the Premises or any portion thereof, or any change in the zoning or other Legal Requirements of any governmental or quasi-governmental authorities exercising jurisdiction that are applicable to the Premises or any portion thereof, nor solicit, negotiate or accept any offers to purchase or ground lease the Premises or any portion thereof, grant any options or other rights to purchase or lease the Premises or any portion thereof without the express prior written consent of Buyer. Buyer’s consent may be withheld at Buyer’s sole option; however, Buyer’s response to any of the foregoing shall not be unreasonably delayed and, if denied, shall be accompanied by a reasonably detailed explanation of the reason for such denial.

(b)    Until the Closing Date, Seller shall maintain the Premises in its present condition, normal wear and tear excepted and shall maintain its policies of insurance in good standing.

(c)    Seller shall within five (5) business days following receipt thereof (or the day of receipt if received the day prior to the Closing Date) provide Buyer with copies of any letters or notices received by Seller relating to or in any manner affecting the Premises.

12.    Eminent Domain

If prior to the date of the Closing, Seller acquires knowledge of any pending or threatened action, suit or proceeding to condemn or take all or any part of the Premises under the power of eminent domain (a “Taking Proceeding”), then Seller shall within five (5) business days thereafter give notice thereof to Buyer (a “Taking Notice”). If the Taking Proceeding will or might result in the taking of any material portion (i.e., more than five percent (5%) of the leasable area) of the Improvements (a “Material Taking”), then Buyer, within ten (10) Business Days after the delivery of the Taking Notice, shall have the right to terminate this Agreement by written notice to Seller, whereupon (i) Escrow Agent shall pay the Deposit to Buyer, and (ii) thereafter neither party shall have any further rights or obligations hereunder, except with respect to the provisions hereof which by their terms expressly survive the termination of this Agreement. If Buyer has the right to terminate this Agreement pursuant to this section, but does not timely exercise such right, or such Taking Proceedings will not result in a Material Taking, then this Agreement shall nevertheless remain in full force and effect, and Seller and Purchaser shall proceed to effectuate the Closing under all the terms of this Agreement, subject to the following: (i) Purchaser shall accept the Premises subject to the Taking Proceedings without any adjustment to the Purchase Price on account thereof; (ii) Seller, prior to the Closing, shall, at no cost to it, apply for any and all claims for any condemnation award on account of such Taking Proceedings; and (iii) Seller, at the Closing, shall (x) pay to Purchaser an amount equal to any condemnation award theretofore received by Seller on account of such Taking Proceedings (net of its reasonable costs of collection), and (y) assign and transfer to Purchaser all of Seller’s right, title and interest in and to any condemnation award which may thereafter be paid on account of such Taking Proceedings.

13.    Casualty

If prior to the date of the Closing the Premises, or any portion thereof, shall be damaged or destroyed by reason of fire, storm, accident or other casualty, then Seller shall within five (5) business days thereafter give notice thereof to Buyer. Seller, within five (5) business days after the occurrence of such fire or other casualty, shall engage an independent engineer or contractor jointly selected by Seller and Buyer to determine the estimated cost to repair and restore damaged or destroyed portions of the Improvements (the "Estimated Restoration Cost"), which independent engineer or contractor shall promptly deliver a statement to each of Seller and Buyer setting forth such Estimated Restoration Cost (such statement being herein called the "ERC Statement"). Nothing contained herein shall preclude Seller from hiring its own public adjuster in the event of a fire or other casualty without the consent of Buyer for the purposes of any insurance claim. If, in any such case, the Estimated Restoration Cost is equal to or greater than an amount equal to five percent (5%) of the Purchase Price, then Buyer, within ten (10) Business Days after the delivery of the ERC Statement, shall have the right to terminate this Agreement by written notice to Seller, whereupon (i) Escrow Agent shall pay the Deposit to Buyer, and (ii) thereafter neither party shall have any further rights or obligations hereunder, except with respect to the provisions hereof which by their terms expressly survive the termination of this Agreement. If (i) Buyer has the right to terminate this Agreement pursuant to Section, but does not timely exercise such right, or (ii) the Estimated Restoration Cost is less than an amount equal to five percent (5%) of the Purchase Price, then this Agreement shall nevertheless remain in full force and effect, and Seller and Buyer shall proceed to effectuate the Closing under all the terms of this Agreement, subject to the following: (A) Buyer shall accept the Premises subject to the damage or destruction in question without any adjustment to the Purchase Price on account thereof; and (B) at the Closing, Seller shall (1) pay to Buyer an amount equal to all insurance proceeds theretofore received from its insurance company under its property insurance policies on account of such damage or destruction (net of its reasonable costs of collection), less all amounts theretofore expended by Seller to restore or repair the damage caused by the fire or casualty in question, (2) assign and transfer to Buyer all of Seller's right, title and interest in and to any further proceeds which Seller is thereafter entitled to receive under such insurance policies covering such damage or destruction; and (3) afford Buyer a credit against the Purchase Price in the amount of the deductible under the relevant property insurance policy for the Premises, to the extent such deductible is applicable to such fire or other casualty.

14.    Remedies Upon Default.

(a)    In the event Buyer breaches or defaults under any of the terms of this Agreement prior to or on the Closing Date, Seller shall give Buyer written notice of any such alleged default and Buyer shall have a period of fifteen (15) days, but not later than the Closing Date, to cure such default and thereafter the sole and exclusive remedy of Seller shall be to receive from Escrow Agent the full amount of the Earnest Money Deposit, and Buyer shall have no right therein. Buyer and Seller acknowledge and agree that (i) the Earnest Money Deposit is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Premises from sale and the failure of Closing to occur due to a default of Buyer under this Agreement; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Buyer under this Agreement would be extremely difficult and impractical to determine; (iii) Buyer seeks to limit its liability under this Agreement to the amount of the Earnest Money Deposit if the transaction contemplated by this Agreement does not close due to a default of Buyer under this Agreement; and (iv) such amount shall be and constitute valid liquidated damages.

(b)    In the event Seller defaults under any of the terms of this Agreement, Buyer shall give Seller written notice of any such alleged default and Seller shall have a period of fifteen (15) days, but not later than the Closing Date, to cure such default. Thereafter, Buyer, as its sole and exclusive remedies, shall be entitled to (i) receive a refund of the Earnest Money Deposit, terminate this Agreement, and collect from Seller the actual costs incurred by Buyer in connection with this Agreement in an amount not to exceed Fifty Thousand and No/100 Dollars ($50,000.00) as Purchaser’s Costs. For purposes hereof, the term “Purchaser's Costs” is defined for the purpose of this Agreement as the expenses, if any, actually incurred by Purchaser for: (x) appraisals, (y) title examination, survey and municipal searches, lien and judgment and docket searches, including the issuance of Purchaser's title report and any continuation thereof, without issuance of a title insurance policy; (z) fees paid to Purchaser's engineer for preparing any environmental and engineering reports with respect to the Property; and (aa) the actual and reasonable third-party costs incurred by Purchaser in connection with the negotiation of this Agreement, Purchaser’s financing (including any rate-lock fees) and Purchaser's due diligence with respect to the Property, including, without limitation, reasonable attorneys' fees (collectively, “Purchaser's Costs”); or, in the alternative (ii) seek specific performance of this Agreement, provided, however, if specific performance is not available to Buyer as a remedy solely due to the fact that Seller has sold or transferred the Premises for value to a bona fide third party purchaser in violation of the terms of this Agreement, then Buyer shall, in addition to receiving a full refund of the Earnest Money Deposit, be entitled to recover from Seller all damages occasioned by such default resulting from Seller selling or transferring the Premises for value to a bona fide third party purchaser.

15.    Notices. Any notice, request, demand, instruction or other communication to be given to either Party hereunder, except where required to be delivered at the Closing, shall be in writing and shall be hand-delivered, sent by FedEx or a comparable overnight mail or delivery service, mailed by U.S. certified mail, return receipt requested, postage prepaid, transmitted by email transmission of PDF copies to the parties and their respective counsel’s at the following addresses and/or email addresses:

IF TO SELLER:	DELTA APPAREL, INC. 201 West McBee Avenue, Suite 320 Greenville, South Carolina 29601 Attention: Justin M. Grow, EVP & CAO Phone: 864.232.5200 x6604 Email: Justin.Grow@deltaapparel.com

WITH COPY TO:	GrayRobinson, P.A. 301 East Pine Street, Suite 1400 Orlando, Florida 32801 Attention: Jason W. Searl, Esq. Phone: 407-244-5601 Email: Jason.Searl@gray-robinson.com

IF TO BUYER:	Responsive Management 553 Willow Avenue, Suite 201 Cedarhurst, New York 11516 Attention: Steven Makowsky Phone: (718) 576-1345 Email: steve@responsivegrp.com

WITH COPY TO:	Hersko & Ehrenreich, P.C. 555 Willow Avenue, Suite 105 Cedarhurst, New York 11516 Attention: Geoffrey S. Hersko, Esq. Phone: (212) 867-0124 Email: ghersko@helawpc.com

IF TO TITLE COMPANY:	LANDMARK ABSTRACT AGENCY, LLC 207 Rockaway Turnpike Lawrence, New York 11559 Attention: Jacob Rekant, Esq. Phone: (212) 805-8120 jrekant@laatitle.com

Any notice delivered as aforesaid shall be deemed delivered and received immediately upon mailing, the next day after delivery to an appropriate carrier, or receipt or refusal of delivery of said notice, whichever is earliest. Any communication sent by email transmission of a PDF file shall within five (5) business days thereafter be followed by a copy delivered by one of the other approved methods. Receipt shall be deemed to have occurred if made by any authorized agent or any employee of the addressee or of the addressee’s company. The addressees and addresses for the purpose of this Section may be changed by giving notice in accordance with the requirements of this Section. Unless and until such written notice is received, the last addressee and address stated herein shall be deemed to continue in effect for all purposes hereunder. Buyer’s counsel and Seller’s counsel are expressly permitted to execute and deliver notices for the parties. Counsel for each of the parties consent to the other party’s counsel communicating with their client for the limited purpose of providing notices required or authorized by this Agreement.

16.    Brokerage Commission. Seller and Buyer each warrant to the other party that no finders or brokers have been involved with the Closing and/or the execution and delivery of the Lease and the leasing of the Premises pursuant thereto. Seller and Buyer each warrant to the other party that no finders or brokers have been involved with the introduction of Seller and Buyer and/or the purchase and sale of the Premises except for THE STUMP CORPORATION (the “Broker”), whose fees shall be paid by Seller pursuant to a separate agreement. Each party agrees to save, defend, indemnify and hold harmless the other party from and against any claims, losses, damages, liabilities and expenses, including but not limited to attorneys’ fees. The obligations of this Section shall survive the Closing or earlier termination of this Agreement.

17.    Miscellaneous Provisions.

(a)    Assignment; Binding Effect. Buyer may not assign its rights and obligations hereunder without the written consent of Seller, except to another entity which is owned, controlled, managed or advised by Buyer or any affiliate of Buyer; provided, however, that any assignee of Buyer assumes all of the obligations of Buyer hereunder. In the event of any permitted assignment hereunder Buyer shall thereupon be relieved of all further liability under this Agreement; except that the Earnest Money Deposit shall not be released or otherwise adversely affected as a result of any such assignment. Seller shall not have the right to assign its rights and obligations hereunder, except to the extent expressly permitted in this Agreement, in which event Seller shall deliver written notice thereof to Buyer and shall nonetheless remain liable for any breach of the representations and warranties and performance of the covenants set forth herein. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns.

(b)    Captions. The several headings and captions of the Sections and subsections used herein are for convenience of reference only and shall in no way be deemed to limit, define or restrict the substantive provisions of this Agreement.

(c)    Entire Agreement; Recording. This Agreement constitutes the entire agreement of Buyer and Seller with respect to the purchase and sale of the Premises, and supersedes any prior or contemporaneous agreement with respect thereto. No amendment or modification of this Agreement shall be binding upon the parties unless made in writing and signed by both Seller and Buyer. Neither this Agreement nor any Memorandum thereof shall be recorded by any party and, if recorded by any party, the other party hereto may immediately terminate all of its obligations under this Agreement.

(d)    Intentionally deleted.

(e)    Cooperation. Buyer and Seller shall cooperate fully with each other to carry out effectively the purchase and sale of the Premises in accordance herewith and the satisfaction and compliance with all of the conditions and requirements set forth herein, and shall execute such instruments and perform such acts as may be reasonably requested by either party hereto.

(f)    Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws and customs of the State in which the Premises are located.

(g)    Termination. This Agreement shall be void and of no force and effect unless signed by Seller and Buyer no later than ten (10) days following the date of the first of Seller’s or Buyer’s execution of this Agreement.

(h)    Counterparts and PDF Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. An e-mail (in pdf format) or photocopy signature on this Agreement, any amendment hereto, any closing document or any notice delivered hereunder shall have the same legal effect as an original signature; provided, that nothing herein shall excuse either party from its obligation to deliver an original signature on any document that is intended to be recorded.

(i)    Attorneys’ Fees. In the event any party to this Agreement should bring suit against the other party in respect to any matters provided for herein, the prevailing party shall be entitled to recover from the non-prevailing party its costs of court, legal expenses and reasonable attorneys’ fees. As used herein, the “prevailing party” shall include, without limitation, any party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

(j)    Certain References. As used in this Agreement, the words “hereof,” “herein,” “hereunder” and words of similar import shall mean and refer to this entire Agreement and not to any particular article, section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(k)    Time Periods. Unless otherwise expressly provided herein, all periods for performance, approval, delivery or review and the like shall be determined on a “calendar” day basis. If any day for performance, approval, delivery or review shall fall on a Saturday, Sunday or legal holiday, the time therefor shall be extended to the next business day.

(l)    Authority. Each person executing this Agreement, by his or her execution hereof, represents and warrants that they are fully authorized to do so, and that no further action or consent on the part of the party for whom they are acting is required to the effectiveness and enforceability of this Agreement against such party following such execution.

(m)    Severability.If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(n)    Waiver. One or more waivers of any covenant, term or condition of this Agreement by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waiver or render unnecessary consent to or approval of any subsequent similar act.

(o)    Relationship of the Parties. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of seller and buyer.

IN WITNESS WHEREOF, the parties hereto have executed this Real Estate Purchase and Sale Contract on the date first above written.

BUYER: RH DUNN LLC, a Delaware limited liability company By: /s/ Yosef Davidson Print Name: Yosef Davidson As Its: Manager As Its: Chief Administrative Officer Date: November 22, 2023	SELLER: DELTA APPAREL, INC., a Georgia corporation By: /s/ Justin M. Grow Print Name: Justin M. Grow As Its: Chief Administrative Officer Date: November 22, 2023

ESCROW AGENT:

LANDMARK ABSTRACT AGENCY, LLC

By: /s/ Jacob Rekant

Print Name: Jacob Rekant

As Its: President

Date: November 22, 2023

JOINDER OF BROKER(S)

The undersigned joins in the execution of this Agreement for the express purpose of agreeing to the amount, time and manner of payment of any brokerage commission provided for in Section 16 of this Agreement. Additionally, the undersigned hereby represents and warrants to Seller and Buyer that no other person, firm or corporation has been involved as broker, salesman, finder or otherwise in connection with the transactions contemplated in this Agreement and to whom a commission or finder’s fee is payable or claimed to be payable, and, in consideration for the brokerage commission to be paid to the undersigned pursuant to the provisions of this Agreement, the undersigned hereby agrees to and does indemnify and save and hold Buyer and Seller harmless from and against the payment of any further or additional brokerage commissions or salesman’s or finder’s fees whatsoever in connection with the transactions contemplated in this Agreement, which indemnification shall expressly survive the termination of this Agreement and the closing of the sale and purchase of the Premises contemplated by this Agreement.

THE STUMP CORPORATION By: /s/ John R. Stump III Name: John R. Stump III Title: Senior Vice President

EXHIBIT A - DESCRIPTION OF PREMISES